Exhibit 99.1: Press Release

CONTACT:

Jane Pritchett Henderson

Chief Financial and Business Officer

617.926.1551

Panacos Announces Repayment of Hercules Loan

Watertown, MA (November 22, 2008) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced it has negotiated terms to terminate its relationship with Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC). This termination comes after negotiations between the two companies, which resulted from Hercules’ claim, delivered on November 19, 2008, that Panacos was in default of the terms of its June 2007 loan agreement. Panacos vigorously disputed the claim that a default had occurred, and in response Hercules has withdrawn its default notice.

Under the terms of the agreement between the parties, Panacos will pay all of the outstanding principal and interest due under the $20 million loan agreement with Hercules, as well as certain expenses, for a total of approximately $17.9 million, on Monday, November 24, 2008. Hercules agreed to waive $125,000 of amounts otherwise payable under the loan agreement.

In addition, Panacos announced that while it continues to pursue financing options and seeks partnerships for its compounds and programs, in order to continue its work in developing novel antiviral therapeutics, it is also actively assessing strategic alternatives, including a restructuring of the Company.

Panacos’ Development Programs

Panacos’ lead compound, bevirimat (PA-457), is the first in the new class of HIV drugs under development called maturation inhibitors, discovered by Company scientists and their academic collaborators. Bevirimat is designed to have potent activity against a broad range of HIV strains, and studies have shown bevirimat is a potent inhibitor of HIV isolates that are resistant to currently approved drugs. Panacos has completed 15 clinical studies with bevirimat in nearly 650 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile. It is currently in Phase 2b clinical studies. The Company previously determined the optimal dose range of bevirimat and identified patient response predictors to bevirimat, which now have been confirmed in multiple laboratory analyses and a prospective study. Panacos has recently developed a tablet formulation of bevirimat that demonstrates bioavailability and pharmacokinetics comparable to that of the previous solution formulation (Study 114). The Company has also completed a Phase 2b study of bevirimat (Study 204) that confirmed an optimal dose can be achieved with a twice daily dose of bevirimat tablets. Efficacy and additional safety data obtained from Study 204 support the Company’s view that the 100mg bevirimat tablet formulation should be studied further in HIV patients.

In addition to bevirimat, the Company has a second-generation program in HIV maturation inhibition that includes compounds with activity against HIV containing Gag polymorphisms. Panacos has also selected a lead compound, PA-161, for preclinical development in its oral HIV fusion inhibitor program.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Approximately 1 million people in the United States and approximately 33 million people worldwide are living with HIV. Approximately 475,000 patients are treated annually for HIV in the United States. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the Company’s ability to secure financing, complete a partnership for bevirimat or complete a strategic transaction on favorable terms, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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